Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland – SVP, Finance and Investor Relations
952-806-1707
Andy Larew – Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS REPORTS SECOND QUARTER 2013 RESULTS

MINNEAPOLIS, January 31, 2013 — Regis Corporation (NYSE:  RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal second quarter ended December 31, 2012 versus the prior year as noted below.  References made to discrete items were formerly referred to as non-operational items in previous earnings releases, and references made to financial measures, as adjusted, were formerly referred to as operational measures in previous earnings releases.

•                  Sales of $506.2 million, a decrease of 3.8%. Same-store sales declined 1.9%.

•                  GAAP net loss of $12.3 million.  GAAP net loss including discontinued operations per diluted share (Diluted EPS) of $0.22.

•                  Diluted EPS, as adjusted, of $0.03 compared to $0.27.

•                  Current year earnings were reduced by approximately $0.05 per share, representing increased labor costs, primarily associated with increased stylist hours, impacts of Hurricane Sandy and reduced equity in earnings of Empire Education Group, partly offset by reductions in general & administrative expenses.

•                  Prior year earnings were increased by $0.10 per share, representing equity in earnings of Provalliance (sold in the current year first quarter) and tax benefits primarily from the realization of employment tax credits.

•                  EBITDA, as adjusted, of $31.1 million compared to $43.7 million.

•                  Current year was reduced by approximately $8.9 million due to increased labor costs, primarily associated with increased stylist hours and impacts of Hurricane Sandy.

•                  Current year was improved by $6.1 million of reductions in general and administrative expenses, as adjusted, representing an 80 basis point decline as a percentage of revenues.

•                  The current year quarter includes net discrete after-tax expense of $14.0 million, primarily related to impairment of our investment in Empire Education Group, partly offset by earnings from discontinued operations.  The prior year quarter includes $73.8 million of net discrete after-tax expense.

•                  All periods presented reflect the reclassification of our Hair Restoration segment to discontinued operations.  During the current quarter, the Hair Restoration segment generated earnings of $0.07 per diluted share.

“Second quarter results reflect conscious decisions we’ve made to invest in our business to drive traffic,” said Dan Hanrahan, President and Chief Executive Officer.  “We made the decision to increase salon hours, primarily in our SmartStyle salons located in Walmart and our Supercuts salons.  We knew this decision would impact gross margins, but we believed increasing hours would help stem continued declines in guest traffic.  By adding hours, we are beginning to see improvements in guest traffic, especially in our SmartStyle and Supercuts businesses.  Service traffic in SmartStyle was up over 4% for the quarter compared to the same period last year, and for the first time in thirteen consecutive quarters, SmartStyle posted positive same-store service sales.  Overall, same-store sales trends improved 120 basis points compared to the first quarter of this fiscal year.”

Mr. Hanrahan continued, “While this investment currently reduced gross margins, we are continuing to focus on scheduling optimization, so that in the back half of this year our margins will be less impacted by increased hours.  Scheduling optimization is in its early stages, and we are working diligently to strike the proper balance between staffing and guest traffic.  Preliminary January findings indicate this gap may be narrowing in a number of our Supercuts salons, giving me confidence we can and will continue to improve during the remainder of our fiscal year.

“On a positive note, we continued to drive expense out of the business.  General and administrative expenses, as adjusted, were reduced by over $6 million compared to the same quarter last year.  While we expect our general and administrative run rate to continue in the second half, we continue to focus on areas of the business that can drive further cost efficiencies.”

Mr. Hanrahan concluded, “We are in the early stages on several initiatives focused on creating an ideal guest experience that drives loyalty and repeat business, developing, retaining and attracting the best stylists and optimizing our brand portfolio.  Changing the strategic direction of any established business requires investment, execution and time.  After six months in this role, I remain extremely confident about our ability to improve Regis’ performance and the entire organization shares my sense of urgency to achieve that goal.”

Comparable Profitability Measures (1)

	Three Months Ended December 31,		Six Months Ended December 31,		Fiscal Years Ended June 30,
	2012	2011	2012	2011	2012	2011
	(Dollars in Millions)
Revenue	$506.2	$526.1	$1,011.5	$1,057.5	$2,122.2	$2,180.2

Revenue growth (decline) %	(3.8)	(2.3)	(4.3)	(2.1)	(2.7)	(1.6)

Same-Store Sales %	(1.9)	(3.3)	(2.5)	(3.4)	(3.5)	(1.9)
Same-Store Average Ticket % Change	0.5	(0.9)	(0.2)	(0.4)	(0.6)	1.0
Same-Store Guest Count % Change	(2.4)	(2.4)	(2.3)	(3.0)	(2.9)	(2.9)

Gross Margin % (2)	41.7	44.2	42.1	44.4	44.2	44.1
Service Margin % (2)	39.7	42.7	40.3	43.0	42.7	42.6
Product Margin % (2)	49.1	49.5	48.6	49.9	49.6	49.7

Site operating expense as % of total revenues, U.S. GAAP reported	9.9	9.8	10.1	10.0	9.8	9.7
Site operating expense as % of total revenues, as adjusted	10.1	9.8	10.2	10.0	9.7	9.7

General and administrative as % of total revenues, U.S. GAAP reported	11.0	11.9	11.0	12.2	11.8	13.1
General and administrative as % of total revenues, as adjusted	10.8	11.6	11.0	11.7	11.0	11.3

Operating income (loss) as % of total revenues, U.S. GAAP reported	1.7	2.3	1.8	2.0	(0.1)	(0.7)
Operating income as % of total revenues, as adjusted	1.7	3.8	1.7	3.8	4.6	4.5

EBITDA	17.4	(21.2)	86.3	26.5	14.7	101.3
EBITDA, as adjusted	31.1	43.7	61.5	87.6	191.4	195.3

(1)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers as discontinued operations. Beginning with the first quarter ended September 30, 2012, the Company reclassified certain salon marketing and advertising expenses that were previously within cost of service and general and administrative expense to site operating expense.  All periods presented reflect the Hair Restoration segment operations as discontinued operations and the reclassifications that were made during the quarter ended September 30, 2012.

(2)         Excludes depreciation and amortization.

Second Quarter Results:

Revenues.  Revenues for the quarter declined $20.0 million, or 3.8%, compared to the prior year quarter.

Salon revenues during the quarter were $496.5 million, a decrease of $20.4 million, or 3.9%, from the prior year quarter, mainly driven by declines in North American salons.  North American service revenues for the quarter were $364.5 million, a decrease of $15.2 million, or 4.0%, compared to the same period last year.  Compared to the prior year quarter, North American same-store service sales declined 1.5%, comprised of a 2.2% decrease in guest counts and 0.7 % increase in average ticket price.  Management estimates that lost business from Hurricane Sandy negatively impacted same-store service sales by approximately 30 basis points.  Net changes in store counts drove the remaining 2.5% decrease compared to the prior year quarter.

Product revenues for the quarter were $108.2 million, a decrease of $4.7 million, or 4.1% versus the same period last year.  Product same-store sales declined 3.6%.

Royalties and fees for the quarter of $9.6 million increased $0.4 million, or 4.7%, versus the prior year quarter.

Gross Margin.  Gross margin as a percent of service and product revenues for the second quarter decreased 250 basis points to 41.7% compared to the prior year quarter.

Service margin as a percent of service revenues for the quarter was 39.7%, a decline of 300 basis points compared the prior year quarter, primarily related to increased salon labor costs in North American salons.  The increase in salon labor costs was due the Company’s decision to increase stylist hours to drive traffic.  Hours increased at a faster rate than same-store service sales.  The Company is in the early stages of implementing a scheduling optimization tool which will help align changes to salon hours with changes in guest traffic.  Product margin as a percent of product revenues for the quarter was 49.1%, a decline of 40 basis points compared to the prior year quarter, in part, driven by product donations for Hurricane Sandy relief efforts.

Site Operating Expenses.  Site operating expenses for the quarter of $49.9 million, or 9.9% of revenues, declined by $1.6 million or 3.1% compared to the same quarter last year.  Excluding the impact of discrete items, site operating expenses, as adjusted, for the quarter of $51.0 million, or 10.1% of revenues, a decrease of $0.5 million, or 0.9%, compared to the same quarter last year.  The decrease in expense was primarily driven by the fact that we were lapping a marketing event in the prior year that was not repeated in the current year, partly offset by increased communication and insurance costs.

General and Administrative.  General and administrative expenses for the quarter of $55.8 million, or 11.0% of revenues, decreased $6.8 million, or 90 basis points, compared to the same quarter last year.  Excluding the impact of discrete items, general and administrative expenses, as adjusted, for the quarter decreased $6.1 million, or 9.9%, compared to the same quarter last year, representing an 80 basis point decline as a percent of revenues.  This reduction was driven by cost saving initiatives the Company put in place to simplify and become efficient in supporting salon operations.  We expect general and administrative run rates to continue in the second half and we continue to focus on simplification to drive further cost efficiencies.

Rent.  Rent expense for the quarter was $80.6 million, or 15.9% of revenues, representing an increase of 10 basis points over the same quarter last year, primarily the result of negative leverage due to decreases in same-store sales.  Rent expense actually declined by $2.7 million, or 3.2%, compared to the same quarter last year, due to store closures.

Depreciation and Amortization.  Depreciation and amortization for the quarter was $21.9 million, or 4.3% of revenues, compared to $28.4 million, or 5.4% of revenues in the prior quarter.  Excluding the impact of discrete items in the prior year quarter, depreciation and amortization was essentially flat versus the prior year quarter.

Income Taxes.  During the three months ended December 31, 2012, the Company recognized tax expense of $1.1 million at an effective tax rate, as adjusted, of 40.6%. The Company’s tax rate, as adjusted, came in higher than the rate of 21.6% for the prior year quarter primarily due to the prior year rate benefiting from employment tax credits.

Equity in Affiliates.  Loss from equity method investments and affiliated companies was $17.7 million in the second quarter of fiscal 2013, which included a net discrete impairment charge of $17.9 million related to Empire Education Group.  Income from equity method investments and affiliated companies, as adjusted, was $0.2 million, a decrease of $4.9 million over the second quarter of fiscal 2012.  The reduction in earnings, as adjusted, is the result of the Company’s sale of its investment in Provalliance and reduced earnings at Empire Education Group due to declining student enrollment.

EBITDA.  EBITDA for the quarter of $17.4 million increased by $38.6 million, or 181.7%, compared to the prior year quarter.  Excluding the impact of discrete items, EBITDA, as adjusted, for the quarter of $31.1 million decreased by $12.6 million, or 28.9% compared to the prior year quarter.

Discrete Items.  Discrete expense for the current quarter netted to $14.0 million on an after-tax basis, and consisted of the following after-tax items:

•                  After-tax non-cash impairment charge of $17.9 million related to the Company’s investment in Empire Education Group.

•                  Senior management restructuring costs of $0.6 million after-tax related to severance.

•                  Self-insurance reserve benefit of $0.7 million after-tax primarily related to an actuarial adjustment to prior years’ workers’ compensation reserves.

•                  Earnings from discontinued operations of $3.9 million after-tax related to the Company’s Hair Restoration segment.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call discussing second quarter results today, January 31, 2013, at 10 a.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com or dialing 877-941-8609. A replay of the call will be available later that day. The replay phone number is 800-406-7325, access code 4590684#.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of December 31, 2012, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of management and organizational changes; the Company’s dependence on same-store sales increases to increase revenue; the impact on the Company of healthcare reform legislation; competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; the Company’s reliance on management information systems; successful deployment of point-of-sale and guest relationship management systems; the ability of the Company to retain and attract stylists; labor and benefit costs; legal claims; the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to optimize its brand portfolio and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; financial performance of our joint ventures; risk inherent to international developments (including currency fluctuations); or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
as of December 31, 2012 and June 30, 2012
(Dollars in thousands, except per share data)

	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$218,343	$111,943
Receivables, net	24,597	28,954
Inventories	153,864	142,276
Deferred income taxes	17,988	14,503
Income tax receivable	13,864	14,098
Other current assets	21,486	55,903
Current assets held for sale	16,816	17,000
Total current assets	466,958	384,677

Property and equipment, net	302,756	305,799
Goodwill	463,470	462,279
Other intangibles, net	22,893	23,395
Investment in and loans to affiliates	42,170	160,987
Other assets	62,697	59,488
Long-term assets held for sale	179,959	175,221

Total assets	$1,540,903	$1,571,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$28,950	$28,937
Accounts payable	59,277	47,890
Accrued expenses	140,322	157,026
Current liabilities related to assets held for sale	16,538	18,120
Total current liabilities	245,087	251,973

Long-term debt and capital lease obligations	240,033	258,737
Other noncurrent liabilities	160,257	143,972
Long-term liabilities related to assets held for sale	28,781	28,007
Total liabilities	674,158	682,689

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 56,615,264 and 57,415,241 common shares at December 31, 2012 and June 30, 2012, respectively	2,831	2,871
Additional paid-in capital	334,353	346,943
Accumulated other comprehensive income	26,109	55,114
Retained earnings	503,452	484,229

Total shareholders’ equity	866,745	889,157

Total liabilities and shareholders’ equity	$1,540,903	$1,571,846

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REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Service	$388,286	$404,025	$781,702	$819,042
Product	108,236	112,900	210,520	219,673
Royalties and fees	9,643	9,213	19,303	18,769
	506,165	526,138	1,011,525	1,057,484
Operating expenses:
Cost of service	234,265	231,392	466,793	467,057
Cost of product	55,064	57,007	108,196	110,030
Site operating expenses	49,872	51,466	102,219	106,277
General and administrative	55,795	62,642	111,667	128,512
Rent	80,555	83,249	162,054	165,425
Depreciation and amortization	21,891	28,446	42,600	59,243
Total operating expenses	497,442	514,202	993,529	1,036,544

Operating income	8,723	11,936	17,996	20,940

Other income (expense):
Interest expense	(6,649)	(7,203)	(13,478)	(14,563)
Interest income and other, net	601	2,651	35,213	3,969

Income before income taxes and equity in (loss) income of affiliated companies	2,675	7,384	39,731	10,346

Income taxes	(1,085)	(543)	(4,071)	(1,752)
Equity in (loss) income of affiliated companies, net of income taxes	(17,709)	5,059	(17,132)	8,929

(Loss) income from continuing operations	(16,119)	11,900	18,528	17,523

Income (loss) from discontinued operations, net of taxes	3,853	(69,327)	7,630	(66,613)

Net (loss) income	$(12,266)	$(57,427)	$26,158	$(49,090)

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	(0.28)	0.21	0.32	0.31
Income (loss) from discontinued operations	0.07	(1.22)	0.13	(1.17)
Net (loss) income per share, basic(1)	$(0.22)	$(1.01)	$0.46	$(0.86)
Diluted:
(Loss) income from continuing operations	(0.28)	0.20	0.32	0.31
Income (loss) from discontinued operations	0.07	(1.01)	0.13	(1.17)
Net (loss) income per share, diluted(1)	$(0.22)	$(0.81)	$0.46	$(0.86)

Weighted average common and common equivalent shares outstanding:
Basic	56,794	56,857	57,043	56,853
Diluted	56,794	68,417	57,125	57,159

Cash dividends declared per common share	$0.06	$0.06	$0.12	$0.12

(1)                         Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net (loss) income:	$(12,266)	$(57,427)	$26,158	$(49,090)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(2,178)	(2,089)	4,860	(22,642)
Change in fair market value of financial instruments designated as cash flow hedges	—	(89)	(23)	357
Reclassification associated with liquidation of foreign entities	—	—	(33,842)	—
Other comprehensive loss:	(2,178)	(2,178)	(29,005)	(22,285)
Comprehensive loss:	$(14,444)	$(59,605)	$(2,847)	$(71,375)

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REGIS CORPORATION (NYSE: RGS)
SELECTED CASH FLOW DATA (Unaudited)
(Dollars in thousands)

	Six Months Ended December 31,
	2012	2011

Net cash provided by operating activities	$58,969	$61,947
Net cash provided by (used in) investing activities	88,006	(42,877)
Net cash used in financing activities	(43,071)	(28,942)
Effect of exchange rate changes on cash and cash equivalents	2,496	(3,292)
Increase (decrease) in cash and cash equivalents	106,400	(13,164)
Cash and cash equivalents:
Beginning of year	111,943	96,263
End of year	$218,343	$83,099

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REVENUES BY CONCEPT:

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2012	2011	2012	2011
North American salons:
Regis	$95,432	$104,629	$192,299	$209,496
MasterCuts	37,604	40,293	75,535	80,751
SmartStyle	127,369	125,980	250,367	254,464
Supercuts	85,109	85,031	172,177	168,634
Promenade	127,888	136,136	256,906	276,581
Total North American salons	473,402	492,069	947,284	989,926

International salons	32,763	34,069	64,241	67,558
Consolidated revenues	$506,165	$526,138	$1,011,525	$1,057,484

Percentage change from prior year	(3.8)%	(2.3)%	(4.3)%	(2.1)%

SAME-STORE SALES (1):

	For the Three Months Ended
	December 31, 2012			December 31, 2011
	Service	Product	Total	Service	Product	Total
Regis Salons	(2.9)%	(4.6)%	(3.2)%	(4.9)%	2.9%	(3.5)%
MasterCuts	(4.0)	(4.8)	(4.2)	(3.4)	3.1	(2.1)
Supercuts	0.5	(1.2)	0.3	(1.1)	(3.0)	(1.3)
Promenade	(2.6)	(5.6)	(2.9)	(2.8)	(2.8)	(2.8)
SmartStyle	0.8	(0.2)	0.5	(3.7)	(3.7)	(3.7)
North America Same-Store Sales	(1.5)%	(2.5)%	(1.7)%	(3.2)%	(1.5)%	(2.9)%

International Same-Store Sales	(2.5)%	(14.3)%	(6.6)%	(6.7)%	(16.1)%	(10.1)%

Consolidated Same-Store Sales	(1.5)%	(3.6)%	(1.9)%	(3.4)%	(3.0)%	(3.3)%

(1)         Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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SAME-STORE SALES (1):

	For the Six Months Ended
	December 31, 2012			December 31, 2011
	Service	Product	Total	Service	Product	Total
Regis Salons	(3.5)%	(3.1)%	(3.4)%	(4.7)%	2.3%	(3.5)%
MasterCuts	(4.5)	(3.3)	(4.2)	(3.9)	1.1	(2.9)
Supercuts	0.9	(0.9)	0.7	(0.5)	(3.7)	(0.9)
Promenade	(2.8)	(4.9)	(3.0)	(2.7)	(4.3)	(2.9)
SmartStyle	(1.9)	(1.8)	(1.9)	(3.6)	(4.0)	(3.8)
North America Same-Store Sales	(2.2)%	(2.6)%	(2.3)%	(3.1)%	(2.3)%	(3.0)%

International Same-Store Sales	(2.8)%	(11.8)%	(5.8)%	(6.6)%	(15.6)%	(9.8)%

Consolidated Same-Store Sales	(2.3)%	(3.4)%	(2.5)%	(3.3)%	(3.6)%	(3.4)%

(1)  Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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FINANCIAL INFORMATION BY SEGMENT:

Financial information concerning the Company’s salon businesses is shown in the following tables.

	For the Three Months Ended December 31, 2012 (Unaudited)
	Salons		Unallocated
(Dollars in thousands)	North America	International	Corporate	Consolidated
Revenues:
Service	$364,486	23,800	$—	$388,286
Product	99,273	8,963	—	108,236
Royalties and fees	9,643	—	—	9,643
	473,402	32,763	—	506,165
Operating expenses:
Cost of service	221,562	12,703	—	234,265
Cost of product	50,176	4,888	—	55,064
Site operating expenses	47,417	2,455	—	49,872
General and administrative	30,129	2,499	23,167	55,795
Rent	71,778	8,420	357	80,555
Depreciation and amortization	17,138	1,565	3,188	21,891
Total operating expenses	438,200	32,530	26,712	497,442

Operating income (loss)	35,202	233	(26,712)	8,723

Other income (expense):
Interest expense	—	—	(6,649)	(6,649)
Interest income and other, net	—	—	601	601
Income (loss) from continuing operations before income taxes and equity in loss of affiliated companies	$35,202	$233	$(32,760)	$2,675

	For the Three Months Ended December 31, 2011 (Unaudited)
	Salons		Unallocated
(Dollars in thousands)	North America	International	Corporate	Consolidated
Revenues:
Service	$379,694	$24,331	$—	$404,025
Product	103,162	9,738	—	112,900
Royalties and fees	9,213	—	—	9,213
	492,069	34,069	—	526,138
Operating expenses:
Cost of service	218,270	13,122	—	231,392
Cost of product	51,753	5,254	—	57,007
Site operating expenses	48,758	2,708	—	51,466
General and administrative	30,085	2,607	29,950	62,642
Rent	73,833	9,060	356	83,249
Depreciation and amortization	18,283	1,112	9,051	28,446
Total operating expenses	440,982	33,863	39,357	514,202

Operating income (loss)	51,087	206	(39,357)	11,936

Other income (expense):
Interest expense	—	—	(7,203)	(7,203)
Interest income and other, net	—	—	2,651	2,651
Income (loss) from continuing operations before income taxes and equity in income of affiliated companies	$51,087	$206	$(43,909)	$7,384

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	For the Six Months Ended December 31, 2012 (Unaudited)
	Salons		Unallocated
(Dollars in thousands)	North America	International	Corporate	Consolidated
Revenues:
Service	$734,166	$47,536	$—	$781,702
Product	193,815	16,705	—	210,520
Royalties and fees	19,303	—	—	19,303
	947,284	64,241	—	1,011,525
Operating expenses:
Cost of service	441,793	25,000	—	466,793
Cost of product	99,252	8,944	—	108,196
Site operating expenses	97,013	5,206	—	102,219
General and administrative	61,820	5,017	44,830	111,667
Rent	144,500	16,822	732	162,054
Depreciation and amortization	33,726	2,597	6,277	42,600
Total operating expenses	878,104	63,586	51,839	993,529

Operating income (loss)	69,180	655	(51,839)	17,996

Other income (expense):
Interest expense	—	—	(13,478)	(13,478)
Interest income and other, net	—	—	35,213	35,213
(Loss) income from continuing operations before income taxes and equity in loss of affiliated companies	$69,180	$655	$(30,104)	$39,731

	For the Six Months Ended December 31, 2011 (Unaudited)
	Salons		Unallocated
(Dollars in thousands)	North America	International	Corporate	Consolidated
Revenues:
Service	$769,858	$49,184	$—	$819,042
Product	201,299	18,374	—	219,673
Royalties and fees	18,769	—	—	18,769
	989,926	67,558	—	1,057,484
Operating expenses:
Cost of service	441,245	25,812	—	467,057
Cost of product	100,197	9,833	—	110,030
Site operating expenses	100,610	5,667	—	106,277
General and administrative	62,730	5,248	60,534	128,512
Rent	147,213	17,824	388	165,425
Depreciation and amortization	36,824	2,418	20,001	59,243
Total operating expenses	888,819	66,802	80,923	1,036,544

Operating income (loss)	101,107	756	(80,923)	20,940

Other income (expense):
Interest expense	—	—	(14,563)	(14,563)
Interest income and other, net	—	—	3,969	3,969
Income (loss) from continuing operations before income taxes and equity in income of affiliated companies	$101,107	$756	$(91,517)	$10,346

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Non-GAAP Reconciliations

References made to discrete items were formerly referred to as non-operational items in previous earnings releases, and references made to financial measures, as adjusted, were formerly referred to as operational measures in previous earnings releases.

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance business from the same perspective as management and Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance.  We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies.  These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business.  Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and six months ended December 31, 2012 and 2011:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance.

Self-insurance reserves adjustments — We have excluded the self-insurance reserves adjustments associated with our prior year reserves from our non-GAAP results.  During the three and six months ended December 31, 2012, we recorded a benefit of $1.1 million.

Senior management restructure charges — We have excluded expense associated with senior management restructuring charges from our non-GAAP results.  During the three and six months ended December 31, 2012 we incurred expense of $1.0 million associated with senior management restructuring. During the three and six months ended December 31, 2011 we incurred expense of $0.7 and $2.3 million, respectively, associated with senior management restructuring.

Pure Beauty note receivable recovery — We have excluded the bad debt recovery associated with the outstanding note receivable with Pure Beauty from our non-GAAP results. During the six months ended December 31, 2012, we recorded $0.3 million for the recovery of bad debt previously recorded on the outstanding note receivable with Pure Beauty.

Proxy fees — We have excluded the advisory fees and other costs associated with the fiscal year 2011 contested proxy from our non-GAAP results.  During the three and six months ended December 31, 2011, we incurred $1.1 and $2.2 million, respectively, of advisory fees and other costs associated with the fiscal year 2011 contested proxy.

Point-of-sale system accelerated depreciation — We have excluded the accelerated depreciation we recorded related to our point-of-sale system from our non-GAAP results. During the three and six months ended December 31, 2011, we recorded $6.3 and $15.0 million, respectively, in accelerated depreciation related to our point-of-sale system.

Legal settlements — We have excluded income associated with legal settlements from our non-GAAP results.  During the three and six months ended December 31, 2011 we recorded income of $1.1 million associated with a legal settlement.

Recognition in earnings of amounts within accumulated other comprehensive income — We have excluded the recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro.  The Company completed the sale of its investment in Provalliance during the three months ended September 30, 2012 and subsequently liquidated all foreign entities with Euro denominated operations.  During the six months ended December 31, 2012, amounts previously classified within AOCI that were recognized in earnings were foreign currency translation rate gain adjustments of $43.4 million, a cumulative tax-effected net loss of $7.9 million associated with a cross-currency swap that was settled in fiscal year 2007 that hedged the Company’s European operations, and a $1.7 million net loss from cash repatriation with the Company’s European operations.

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Tax provision adjustments — The non-GAAP tax provision adjustments are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period.

Empire Education Group (“EEG”) impairment— We have excluded the impairment recorded on our investment in EEG from our non-GAAP results.  The Company recorded an other than temporary impairment charge of approximately $17.9 million during the three and six months ended December 31, 2012 as a result of a decrease in the fair value of the Company’s investment in EEG.

Provalliance impairment and equity put liability adjustment— We have excluded the $2.7 million other than temporary impairment recorded on our investment in Provalliance, partially offset by the $0.6 million gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance during the six months ended December 31, 2012 from our non-GAAP results.

Hair Restoration Centers discontinued operations — We have excluded the operations of our Hair Restoration Centers operations and professional fees associated with the disposition of our Hair Restoration Centers from our non-GAAP results. On July 13, 2012, the Company entered into an agreement to sell its Hair Restoration Centers operations. The Company recorded income from discontinued operations, net of taxes of approximately $3.9 and $7.6 million during the three and six months ended December 31, 2012, respectively. The Company recorded loss from discontinued operations, net of taxes of approximately $69.3 and $66.6 million during the three and six months ended December 31, 2011, respectively.

Weighted average shares adjustments — The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income as compared to the U.S. GAAP net income or loss, resulting from the non-GAAP reconciling items addressed herein.  Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which may included the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating income and net (loss) income to equivalent non-GAAP measures

		Three Months Ended December 31,		Six Months Ended December 31,
	U.S. GAAP financial line item	2012	2011	2012	2011
U.S. GAAP revenue		$506,165	$526,138	$1,011,525	$1,057,484

U.S. GAAP operating income		$8,723	$11,936	$17,996	$20,940

Non-GAAP operating expense adjustments:
Self-insurance reserves adjustments	Site operating expense	(1,127)	—	(1,127)	—
Senior management restructure	General and administrative	992	696	992	2,349
Self-insurance reserves adjustments	General and administrative	5	—	5	—
Pure Beauty note receivable recovery	General and administrative	—	—	(333)	—
Proxy fees	General and administrative	—	1,096	—	2,225
Point-of-sale accelerated depreciation	Depreciation and amortization	—	6,338	—	15,037
Total non-GAAP operating expense adjustments		(130)	8,130	(463)	19,611
Non-GAAP operating income (1)		$8,593	$20,066	$17,533	$40,551

U.S. GAAP net (loss) income		$(12,266)	$(57,427)	$26,158	$(49,090)

Non-GAAP net (loss) income adjustments:
Non-GAAP operating expense adjustments		(130)	8,130	(463)	19,611
Legal settlement	Interest income and other, net	—	(1,098)	—	(1,098)
AOCI adjustments	Interest income and other, net	—	—	(33,842)	—
Tax provision adjustments (2)	Income taxes	51	(2,568)	1,862	(6,800)
Empire Education Group impairment	Equity in (loss) income of affiliated companies, net of tax	17,899	—	17,899	—
Provalliance impairment and equity put liability adjustment	Equity in (loss) income of affiliated companies, net of taxes	—	—	2,048	—
Hair Restoration Center discontinued operations	Income (loss) from discontinued operations, net of taxes	(3,853)	69,327	(7,630)	66,613
Total non-GAAP net income adjustments		13,967	73,791	(20,126)	78,326
Non-GAAP net income		$1,701	$16,364	$6,032	$29,236

Notes:

(1)         Adjusted operating margins for the three and six months ended December 31, 2012, was 1.7%, and is calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period. Adjusted operating margins for the three and six months ended December 31, 2011, was 3.8%, and is calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)     Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 39% for the three and six months ended December 31, 2012 for all non-GAAP operating expense adjustments, except the AOCI adjustments during the six months ended December 31, 2012.  The AOCI adjustments are primarily non-taxable. Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and six months ended December 31, 2011 for all non-GAAP operating expense adjustments.

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REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net income per diluted share

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
U.S. GAAP net (loss) income per diluted share (1)	$(0.216)	$(0.809)	$0.458	$(0.859)
Self-insurance reserves adjustments (2)	(0.012)	—	(0.012)	—
Senior management restructure (2)	0.011	0.006	0.011	0.022
Pure Beauty note receivable recovery (2)	—	—	(0.004)	—
Proxy fees (2)	—	0.010	—	0.021
Point-of-sale accelerated depreciation (2)	—	0.059	—	0.139
Legal settlement (2)	—	(0.010)	—	(0.010)
AOCI adjustments (2)	—	—	(0.563)	—
Empire Education Group impairment (2)	0.315	—	0.313	—
Provalliance impairment and equity put liability adjustment (2)	—	—	0.036	—
Hair Restoration Center discontinued operations	(0.068)	1.013	(0.134)	0.975
Dilutive effect under if-converted method (3) (4)	—	—	—	0.200
Non-GAAP net income per diluted share (3) (4) (5)	$0.030	$0.270	$0.106	$0.488

U.S. GAAP Weighted average shares - basic	56,794	56,857	57,043	56,853
U.S. GAAP Weighted average shares - diluted	56,794	68,417	57,125	57,159
Non-GAAP Weighted average shares - diluted (3)	56,893	68,417	57,125	68,354

Notes:

(1)         For the three months ended December 31, 2011 U.S. GAAP net loss per diluted share is calculated under the if-converted method. Under the if-converted method for the three months ended December 31, 2011, $2.1 million of after tax interest expense on the convertible debt is added to net loss to determine the net loss for diluted earnings per share.

(2)         Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 39% for the three and six months ended December 31, 2012 for all non-GAAP operating expense adjustments, except the AOCI adjustments during the six months ended December 31, 2012.  The AOCI adjustments are primarily non-taxable. Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and six months ended December 31, 2011 for all non-GAAP operating expense adjustments.

(3)         Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustements for the three months ended December 31, 2012 included common stock equivalents of 0.1 million of additional shares. The earnings per share impact of the adjustments for the six months ended December 31, 2011 included convertible share equivalents of 11.2 million of additional shares under the if-converted method. The impact of the adjustments described above result in the effect of the common stock equivalents and convertible share equivalents to be dilutive to the non-GAAP net income per share.

(4)         For the six months ended December 31, 2011 non-GAAP net income per diluted share, has been calculated under the if-converted method. For the six months ended December 31, 2011, $4.1 million of after tax interest on the convertible debt is added to the non-GAAP net income to determine the non-GAAP net income per diluted earnings per share.

(5)         Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q2 FY13 Discrete Items

	Pre-Tax	Income Taxes	Net Income

Self-insurance reserves adjustments	$(1,122)	$438	$(684)
Senior management restructure	992	(387)	605
Empire Education Group impairment	17,899	—	17,899
Hair Restoration Center discontinued operations	(6,379)	2,526	(3,853)
Total	$11,390	$2,577	$13,967

REGIS CORPORATION
Reconciliation of reported U.S. GAAP net (loss) income to Adjusted EBITDA, a non-GAAP financial measure

($ In thousands)

(unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the three and six months ended December 31, 2012, the items impacting comparability consisted of $1.1 and $1.1 million, respectively, of pre-tax benefit associated with our self-insurance adjustments for prior year reserves, $1.0 and $1.0 million, respectively, of pre-tax expense associated with senior management restructuring and $3.9 and $7.6 million, respectively, of after-tax income from discontinued operations.  For the six months ended December 31, 2012 the items impacting comparability consisted of $0.3 million of income associated with the recovery of bad debt on the Pure Beauty note receivable, $33.8 million of net pre-tax income associated with the recognition in earnings of amounts previously classified within AOCI that were related to the liquidation of foreign entities denominated in the Euro. The impact of the income tax provision adjustments associated with the above items are already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the net $17.9 and $2.0 million impairments of Empire Education Group and Provalliance, respectively, is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported. For the three and six months ended December 31, 2011, the items impacting comparability consisted $0.7 and $2.3 million, respectively, of pre-tax expense associated with senior management restructuring, $1.1 and $2.2 million, respectively, of pre-tax expense associated with the fiscal year 2011 contested proxy, $1.1 million, for both periods, of income associated with legal settlements and $69.3 and $66.6 million of after-tax loss from discontinued operations. The impact of the $6.3 and $15.0 million, respectively, accelerated depreciation expense associated with the point-of-sale system and income tax provision adjustments associated with the above items are already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there are no adjustments needed for the reconciliation from EBITDA to adjusted EBITDA.

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Consolidated reported net (loss) income, as reported (U.S. GAAP)	$(12,266)	$(57,427)	$26,158	$(49,090)
Interest expense, as reported	6,649	7,203	13,478	14,563
Income taxes, as reported	1,085	543	4,071	1,752
Depreciation and amortization, as reported	21,891	28,446	42,600	59,243
EBITDA (as defined above)	$17,359	$(21,235)	$86,307	$26,468

Equity in loss (income) of affiliated companies, net of income taxes, as reported	17,709	(5,059)	17,132	(8,929)
Self-insurance reserves adjustments	(1,122)	—	(1,122)	—
Senior management restructuring	992	696	992	2,349
Pure Beauty note receivable recovery	—	—	(333)	—
Proxy fees	—	1,096	—	2,225
Legal settlement	—	(1,098)	—	(1,098)
AOCI adjustments	—	—	(33,842)	—
(Income) loss from discontinued operations, net of taxes, as reported	(3,853)	69,327	(7,630)	66,613
Adjusted EBITDA, non-GAAP financial measure	$31,085	$43,727	$61,504	$87,628

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REGIS CORPORATION CONSOLIDATED

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported
	Three Months Ended December 31, 2012	% of Revenues (2)

Total revenues (1)	$506,165	100.0

	As Reported			Non-GAAP
	Three Months Ended December 31, 2012	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2012	% of Revenues (2)
Cost of service (4)	234,265	60.3	—
Cost of product (5)	55,064	50.9	—
Site operating expenses	49,872	9.9	1,127	50,999	10.1
General and administrative	55,795	11.0	(997)	54,798	10.8
Rent	80,555	15.9	—
Depreciation and amortization	21,891	4.3	—
Total operating expenses	$497,442	98.3	$130	$497,572	98.3

Operating income	$8,723	1.7	$(130)	$8,593	1.7

(1)         The three months ended December 31, 2012 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues.

(3)         The three months ended December 31, 2012 included $1.1 million benefit associated with our self-insurance adjustments for prior year reserves and $1.0 million of pre-tax expense associated with senior management restructuring.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

	As Reported
	Three Months Ended December 31, 2011	% of Revenues (2)

Total revenues (1)	$526,138	100.0

	As Reported			Non-GAAP
	Three Months Ended December 31, 2011	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2011	% of Revenues (2)
Cost of service (4)	231,392	57.3	—
Cost of product (5)	57,007	50.5	—
Site operating expenses	51,466	9.8	—
General and administrative	62,642	11.9	(1,792)	60,850	11.6
Rent	83,249	15.8	—
Depreciation and amortization	28,446	5.4	(6,338)	22,108	4.2
Total operating expenses	$514,202	97.7	$(8,130)	$506,072	96.2

Operating income	$11,936	2.3	$8,130	$20,066	3.8

(1)         The three months ended December 31, 2011 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues.

(3)         The three months ended December 31, 2011 included $0.7 million pre-tax expense related to senior management restructuring, $1.1 million pre-tax expense related to our fiscal year 2011 contested proxy, and $6.3 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

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REGIS CORPORATION CONSOLIDATED

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported
	Six Months Ended December 31, 2012	% of Revenues (2)

Total revenues (1)	$1,011,525	100.0

	As Reported			Non-GAAP
	Six Months Ended December 31, 2012	% of Revenues (2)	Discrete Adjustments (3)	Six Months Ended December 31, 2012	% of Revenues (2)
Cost of service (4)	466,793	59.7	—
Cost of product (5)	108,196	51.4	—
Site operating expenses	102,219	10.1	1,127	103,346	10.2
General and administrative	111,667	11.0	(664)	111,003	11.0
Rent	162,054	16.0	—
Depreciation and amortization	42,600	4.2	—
Total operating expenses	$993,529	98.2	$463	$993,992	98.3

Operating income	$17,996	1.8	$(463)	$17,533	1.7

(1)         The six months ended December 31, 2012 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues.

(3)         The six months ended December 31, 2012 included $1.1 million benefit associated with our self-insurance adjustments for prior year reserves, $1.0 million of pre-tax expense associated with senior management restructuring, and $0.3 million benefit for the recovery of bad debt on the Pure Beauty note receivable.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

	As Reported
	Six Months Ended December 31, 2011	% of Revenues (2)

Total revenues (1)	$1,057,484	100.0

	As Reported			Non-GAAP
	Six Months Ended December 31, 2011	% of Revenues (2)	Discrete Adjustments (3)	Six Months Ended December 31, 2011	% of Revenues (2)
Cost of service (4)	467,057	57.0	—
Cost of product (5)	110,030	50.1	—
Site operating expenses	106,277	10.0	—
General and administrative	128,512	12.2	(4,574)	123,938	11.7
Rent	165,425	15.6	—
Depreciation and amortization	59,243	5.6	(15,037)	44,206	4.2
Total operating expenses	$1,036,544	98.0	$(19,611)	$1,016,933	96.2

Operating income	$20,940	2.0	$19,611	$40,551	3.8

(1)         The six months ended December 31, 2011 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues.

(3)         The six months ended December 31, 2011 included $2.3 million pre-tax expense related to senior management restructuring, $2.2 million pre-tax expense related to our fiscal year 2011 contested proxy, and $15.0 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

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REGIS CORPORATION’S NORTH AMERICA REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported
	Three Months Ended December 31, 2012	% of Revenues (2)

Total revenues (1)	$473,402	100.0

	As Reported			Non-GAAP
	Three Months Ended December 31, 2012	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2012	% of Revenues (2)
Cost of service (4)	221,562	60.8	—
Cost of product (5)	50,176	50.5	—
Site operating expenses	47,417	10.0	1,127	48,544	10.3
General and administrative	30,129	6.4	(2)	30,127	6.4
Rent	71,778	15.2	—
Depreciation and amortization	17,138	3.6	—
Total operating expenses	$438,200	92.6	$1,125	$439,325	92.8

Operating income	$35,202	7.4	$(1,125)	$34,077	7.2

(1)         The three months ended December 31, 2012 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues for the North America salons reportable segment.

(3)         The three months ended December 31, 2012, included a $1.1 million benefit associated with our self-insurance adjustments for prior year reserves.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

	As Reported
	Three Months Ended December 31, 2011	% of Revenues (2)

Total revenues (1)	$492,069	100.0

	As Reported			Non-GAAP
	Three Months Ended December 31, 2011	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2011	% of Revenues (2)
Cost of service (4)	218,270	57.5	—
Cost of product (5)	51,753	50.2	—
Site operating expenses	48,758	9.9	—
General and administrative	30,085	6.1	—
Rent	73,833	15.0	—
Depreciation and amortization	18,283	3.7	(828)	17,455	3.5
Total operating expenses	$440,982	89.6	$(828)	$440,154	89.4

Operating income	$51,087	10.4	$828	$51,915	10.6

(1)         The three months ended December 31, 2011 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues for the North America salons reportable segment.

(3)         The three months ended December 31, 2011 included $0.8 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

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REGIS CORPORATION’S INTERNATIONAL REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported
	Three Months Ended December 31, 2011	% of Revenues (2)

Total revenues (1)	$34,069	100.0

	As Reported			Non-GAAP
	Three Months Ended December 31, 2011	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2011	% of Revenues (2)
Cost of service (4)	13,122	53.9	—
Cost of product (5)	5,254	54.0	—
Site operating expenses	2,708	7.9	—
General and administrative	2,607	7.7	—
Rent	9,060	26.6	—
Depreciation and amortization	1,112	3.3	(95)	1,017	3.0
Total operating expenses	$33,863	99.4	$(95)	$33,768	99.1

Operating income	$206	0.6	$95	$301	0.9

(1)         The three months ended December 31, 2011 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of total U.S. GAAP revenues for the International salons reportable segment.

(3)         The three months ended December 31, 2011 included $0.1 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

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REGIS CORPORATION’S UNALLOCATED CORPORATE REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

As Reported
	Three Months Ended December 31, 2012	% of Revenues (2)

Total revenues (1)	$—	—

	As Reported			Non-GAAP
	Three Months Ended December 31, 2012	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2012	% of Revenues (2)
Cost of service (4)	—	—	—
Cost of product (5)	—	—	—
Site operating expenses	—	—	—
General and administrative	23,167	4.6	(995)	22,172	4.4
Rent	357	0.1	—
Depreciation and amortization	3,188	0.6	—
Total operating expenses	$26,712	5.3	$(995)	$25,717	5.1

Operating loss	$(26,712)	(5.3)	$995	$(25,717)	(5.1)

(1)         The three months ended December 31, 2012 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of consolidated total revenues.

(3)         The three months ended December 31, 2012 included $1.0 million pre-tax expense related to senior management restructuring.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

As Reported
	Three Months Ended December 31, 2011	% of Revenues (2)

Total revenues (1)	$—	—

	As Reported			Non-GAAP
	Three Months Ended December 31, 2011	% of Revenues (2)	Discrete Adjustments (3)	Three Months Ended December 31, 2011	% of Revenues (2)
Cost of service (4)	—	—	—
Cost of product (5)	—	—	—
Site operating expenses	—	—	—
General and administrative	29,950	5.7	(1,792)	28,158	5.4
Rent	356	0.1	—
Depreciation and amortization	9,051	1.7	(5,415)	3,636	0.7
Total operating expenses	$39,357	7.5	$(7,207)	$32,150	6.1

Operating loss	$(39,357)	(7.5)	$7,207	$(32,150)	(6.1)

(1)         The three months ended December 31, 2011 did not include any non-operational adjustments to U.S. GAAP revenues.

(2)         Computed as a percent of consolidated total revenues.

(3)         The three months ended December 31, 2011 included $0.7 million pre-tax expense related to senior management restructuring, $1.1 million pre-tax expense related to our fiscal year 2011 contested proxy and $5.4 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(4)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(5)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

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 REGIS CORPORATION’S EQUITY IN INCOME OF AFFILIATED COMPANIES, NET OF TAXES

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	Three Months Ended
	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Equity in (loss) income of affiliated companies, net of income taxes, as reported (U.S. GAAP)	$(17,709)	$5,059
Empire Education Group (“EEG”) impairment adjustment(1)	17,899	—
Adjusted equity in income of affiliated companies, net of income taxes, non-GAAP	$190	$5,059

(1)   The Company recorded an other than temporary impairment charge of approximately $17.9 million during the three months ended December 31, 2012 as a result of the decrease in the fair value of the Company’s investment in EEG.

REGIS CORPORATION’S SAME-STORE SALES

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Revenue decline, as reported (U.S. GAAP)	(3.8)%	(2.3)%	(4.3)%	(2.1)%
Effect of acquisitions	—	(0.8)	(0.1)	(1.0)
Effect of new stores and conversions	(1.2)	(1.3)	(1.4)	(1.1)
Effect of franchise revenues	(0.1)	—	(0.1)	—
Effect of foreign currency	(0.1)	(0.1)	0.1	(0.4)
Effect of closed salons	3.4	2.2	3.2	2.0
Other	(0.1)	(1.0)	0.1	(0.8)
Same-store sales, non-GAAP	(1.9)%	(3.3)%	(2.5)%	(3.4)%

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Non-GAAP reconciling items for the twelve months ended June 30, 2012 and 2011:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance.

Self-insurance reserves adjustments — We have excluded the self-insurance reserves adjustments associated with our prior year reserves from our non-GAAP results.  During the twelve months ended June 30, 2012, we incurred expense of $0.9 million.  During the twelve months ended June 30, 2011, we incurred expense of $1.2 million.

Sales and use tax audit accrual adjustment — We have excluded a sales and use tax audit accrual adjustment from our non-GAAP results. During the twelve months ended June 30, 2011, we recorded a benefit of $1.7 million.

Senior management restructure and severance charges — We have excluded expense associated with senior management restructuring and other related severance charges from our non-GAAP results.  During the twelve months ended June 30, 2012 and 2011, we incurred expense of $9.8 and $4.3 million, respectively, associated with senior management restructuring and other severance charges.

Professional fees — We have excluded expenses associated with our fiscal year 2011 contested proxy from our non-GAAP results.  During the twelve months ended June 30, 2012, we incurred $2.4 million of expense for advisory fees and other costs associated with the fiscal year 2011 contested proxy.

Field restructure and other — We have excluded expenses associated with other one-time field restructuring charges from our non-GAAP results.  During the twelve months ended June 30, 2012, we incurred expense of $2.8 million associated with our field restructuring.

Deferred compensation — We have excluded expense associated with amending our deferred compensation plan from our non-GAAP results. During the twelve months ended June 30, 2012, we incurred expense of $1.8 million associated with amending our deferred compensation plan such that the benefits are based on years of service and the employees’ compensation as of June 30, 2012.

Pure Beauty note receivable (recovery) reserve — We have excluded the bad debt recovery and valuation reserve associated with the outstanding note receivable with Pure Beauty from our non-GAAP results. During the twelve months ended June 30, 2012, we recorded $0.8 million for the recovery of bad debt previously recorded on the outstanding note receivable with Pure Beauty. We recorded valuation reserves of $31.2 million during the twelve months ended June 30, 2011.

Legal settlements — We have excluded income and expense associated with legal settlements from our non-GAAP results.  During the twelve months ended June 30, 2012 we recorded income of $1.1 million associated with a legal settlement. During the twelve months ended June 30, 2011, we incurred expense of $2.4 million associated with a legal settlement.

Strategic alternative costs — We have excluded the fees associated with our exploration of strategic alternatives during fiscal year 2011 from our non-GAAP results.  During the twelve months ended June 30, 2011, we incurred $1.3 million of expense related to the exploration of strategic alternatives.

Point-of-sale system accelerated depreciation — We have excluded the accelerated depreciation we recorded related to our point-of-sale system from our non-GAAP results. During the twelve months ended June 30, 2012, we recorded $16.1 million in accelerated depreciation related to our point-of-sale system.

Goodwill impairment — We have excluded the goodwill impairment charges we recorded related our Regis salon concept and our Promenade salon concept from our non-GAAP results. The Company recorded goodwill impairment charges of $67.7 million related to our Regis salon concept during the twelve months ended June 30, 2012. The Company recorded a goodwill impairment charge of $74.1 million related to our Promenade salon concept during the twelve months ended June 30, 2011.

Tax provision adjustments — The non-GAAP tax provision adjustments are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period.

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Empire Education Group (“EEG”) impairment and non-operational charges recorded by EEG— We have excluded the impairment recorded on our investment in EEG and non-operational charges recorded by EEG from our non-GAAP results.  The Company recorded an other than temporary impairment charge of approximately $19.4 million during the twelve months ended June 30, 2012 as a result of a decrease in the fair value of the Company’s investment in EEG.  In addition, the Company recorded an additional $8.7 million of expense primarily related to non-operational charges recorded by EEG for intangible asset impairments.

Provalliance impairment, equity put liability, and non-operational charges recorded by Provalliance — We have excluded the impairment recorded on our investment in Provalliance, partially offset by the gain recorded for the reduction in the fair value of the equity put option associated with our Provalliance equity method investment and non-operational charges recorded by Provalliance from our non-GAAP results. The Company recorded an other than temporary impairment charge of approximately $37.4 million during the twelve months ended June 30, 2012, as a result of the Company entering into an agreement to sell its 46.7 percent interest in Provalliance for EUR 80 million. As a result of the expected sale, the Company recorded a gain of approximately $20.2 million during the twelve months ended June 30, 2012 for the decrease in the fair value of the equity put option associated with the Provalliance. In addition, the Company recorded an additional $0.8 million of expense primarily related to non-operational charges recorded by Provalliance. The Company recorded a gain of approximately $3.6 million during the twelve months ended June 30, 2011 for the settlement of a portion of an equity put option associated with our Provalliance equity method investment from our non-GAAP results.

MY Style impairment — We have excluded the impairment recorded for our investment in MY Style from our non-GAAP results. Due to the natural disasters in Japan that occurred in March 2011, we recorded an other than temporary impairment for our investment in MY Style of $9.2 million during the twelve months ended June 30, 2011.

Discontinued Operations — We have excluded the operations of our Hair Restoration Centers operations and a tax benefit for the release of income tax reserves related to our previous ownership in Trade Secret, Inc. operations from our non-GAAP results. The Company recorded (loss) income of approximately ($62.4) and $12.0 million during the twelve months ended June 30, 2012 and 2011, respectively.

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REGIS CORPORATION CONSOLIDATED

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
($ In thousands)

(unaudited)

	As Reported	Hair		Adjusted
	Twelve Months Ended June 30, 2012	Restoration Centers Adjustment (2)		Twelve Months Ended June 30, 2012

Total revenues (1)	$2,273,779	(151,552)		$2,122,227

						Non-GAAP
	As Reported	Hair				Twelve
	Twelve Months Ended June 30, 2012	Restoration Centers Adjustment (2)		Reclassifications (2)	Discrete Adjustments (3)	Months Ended June 30, 2012	% of Revenues (4)
Cost of service (5)	985,154	(42,693)		(790)	—
Cost of product (6)	249,655	(28,020)		—	—
Site operating expenses	198,725	(6,479)		14,785	(840)	206,191	9.7
General and administrative	302,572	(38,943	)(7)	(13,995)	(16,055)	233,579	11.0
Rent	340,805	(9,036)		—	—
Depreciation and amortization	118,071	(13,101)		—	(16,149)	88,821	4.2
Goodwill impairment	146,110	(78,426)		—	(67,684)	—	—
Total operating expenses	$2,341,092	(216,698)		—	(100,728)	$2,023,666	95.4

Operating (loss) income	$(67,313)	65,146		—	100,728	$98,561	4.6

(1)         The twelve months ended June 30, 2012 did not include any discrete adjustments to U.S. GAAP revenues.

(2)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers as discontinued operations. Beginning with the first quarter ended September 30, 2012, the Company reclassified certain salon marketing and advertising expenses that were previously within cost of service and general and administrative expense to site operating expense.  All periods presented reflect the Hair Restoration Centers operations as discontinued operations and the reclassifications that were made during the quarter ended September 30, 2012.

(3)         The twelve months ended June 30, 2012, included $0.9 million of pre-tax expense related to self-insurance reserves adjustments, $9.8 million of pre-tax expense related to senior management restructuring, $2.8 million of pre-tax expense associated with field restructuring, $2.4 of pre-tax expense for professional fess related our fiscal year 2011 contested proxy, $1.8 million of pre-tax expense associated with amending our deferred compensation plan, $0.8 million pre-tax benefit for the recovery of bad debt previously recorded on the outstanding note receivable with Pure Beauty, $16.1 million pre-tax expense of accelerated depreciation related to our point-of-sale system, and a goodwill impairment charge of $67.7 million pre-tax related to our Regis salon concept.

(4)         Computed as a percent of total adjusted revenues.

(5)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(6)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

(7)         $2.5 million of professional fees related to the sale of the Hair Restoration Centers and were previously included within our Unallocated Corporate Segment have been included in the Hair Restoration Centers Adjustment.

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REGIS CORPORATION CONSOLIDATED

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
($ In thousands)

(unaudited)

	As Reported	Hair	Adjusted
	Twelve Months Ended June 30, 2011	Restoration Centers Adjustment (2)	Twelve Months Ended June 30, 2011

Total revenues (1)	$2,325,869	(145,688)	$2,180,181

					Non-GAAP
	As Reported	Hair			Twelve
	Twelve Months Ended June 30, 2011	Restoration Centers Adjustment (2)	Reclassifications (2)	Discrete Adjustments (3)	Months Ended June 30, 2011	% of Revenues (4)
Cost of service (5)	1,012,868	(39,129)	(845)	—
Cost of product (6)	249,979	(24,788)	—	—
Site operating expenses	197,722	(4,318)	17,819	564	211,787	9.7
General and administrative	339,857	(37,038)	(16,974)	(39,212)	246,633	11.3
Rent	342,286	(9,227)	—	—
Depreciation and amortization	105,109	(12,958)	—	—
Goodwill impairment	74,100	—	—	(74,100)	—	—
Total operating expenses	$2,321,921	(127,458)	—	(112,748)	$2,081,715	95.5

Operating income	$3,948	(18,230)	—	112,748	$98,466	4.5

(1)         The twelve months ended June 30, 2011 did not include any discrete adjustments to U.S. GAAP revenues.

(2)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers as discontinued operations. Beginning with the first quarter ended September 30, 2012, the Company reclassified certain salon marketing and advertising expenses that were previously within cost of service and general and administrative expense to site operating expense.  All periods presented reflect the Hair Restoration Centers operations as discontinued operations and the reclassifications that were made during the quarter ended September 30, 2012.

(3)         The twelve months ended June 30, 2011, included $1.2 million of pre-tax expense related to self-insurance reserves adjustments, $1.7 million pre-tax benefit related to sales and use tax audit accrual adjustment, $31.2 million pre-tax valuation reserve for the note outstanding with Pure Beauty, $4.3 million of pre-tax expense related to senior management restructuring, $2.4 million of pre-tax expense associated with a legal settlement, $1.3 of pre-tax expense related to our exploration of strategic alternatives during fiscal year 2011, and a goodwill impairment charge of $74.1 million pre-tax related to our Promenade salon concept.

(4)         Computed as a percent of total adjusted revenues.

(5)         Computed as a percent of service revenues and excludes depreciation and amortization expense.

(6)         Computed as a percent of product revenues and excludes depreciation and amortization expense.

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REGIS CORPORATION
 Reconciliation of reported U.S. GAAP net loss to Adjusted EBITDA, a non-GAAP financial measure

($ In thousands)

(unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the twelve months ended June 30, 2012, the items impacting comparability consisted of $9.8 million of pre-tax expense associated with senior management restructuring and severance charges, $2.4 million of pre-tax professional fees expense associated our fiscal year 2011 contested proxy, $2.8 million of pre-tax expense associated our field restructuring, $1.8 million pre-tax expense associated with amending our deferred compensation contracts, $0.9 million of pre-tax expense associated with prior year’s self-insurance reserves adjustments, $67.7 million goodwill impairment charges related to our Regis salon concept, $0.8 million of income associated with the recovery of bad debt on the Pure Beauty note receivable, $1.1 million of income associated with a legal settlement, and $62.4 million after-tax loss for discontinued operations. The impact of the income tax provision adjustments associated with the above items and the $16.1 million of accelerated depreciation related to our point-of-sale system are already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the $28.2 million impairment and non-operational charges recorded by EEG and the net $17.9 million Provalliance impairment is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported. For the twelve months ended June 30, 2011, the items impacting comparability consisted $4.3 million of pre-tax expense associated with senior management restructuring and severance charges, $1.2 million of million of pre-tax expense associated with prior year’s self-insurance reserves adjustments, $31.2 million of pre-tax expense associated with the Pure Beauty note receivable reserve, $2.4 million of pre-tax expense associated with a legal settlement, $74.1 million goodwill impairment charge related to our Promenade salon concept, $1.7 million benefit for a sales and use tax audit accrual adjustment, $1.3 million of expense associated with our exploration of strategic alternative and $12.0 million after-tax income for discontinued operations. The impact of the income tax provision adjustments associated with the above items is already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the $9.2 million MY Style impairment and $3.6 million gain for the settlement of a portion of the Provalliance equity put is already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Twelve Months Ended
	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Consolidated reported net loss, as reported (U.S. GAAP)	$(114,093)	$(8,905)
Interest expense, as reported	28,245	34,388
Income taxes, as reported	(5,279)	(9,496)
Depreciation and amortization, as reported	118,071	105,109
EBITDA (as defined above)	$26,944	$121,096

Hair Restoration Centers Adjustments (1):
Interest expense	—	(14)
Income taxes	849	(6,837)
Depreciation and amortization	(13,101)	(12,958)
EBITDA (Hair Restoration Centers operations presented as discontinued operations)	$14,692	$101,287

Equity in loss (income) of affiliated companies, net of income taxes (2)	30,858	(6,661)
Senior management restructuring and severance charges	9,810	4,299
Professional fees	2,413	—
Field restructure and other	2,807	—
Deferred compensation	1,808	—
Self-insurance reserve adjustments	862	1,185
Pure Beauty note receivable (recovery) reserve	(805)	31,227
Legal settlements	(1,098)	2,433
Goodwill impairment (1)	67,684	74,100
Sales and use tax audit accrual adjustment	—	(1,748)
Strategic alternative costs	—	1,253
Loss (income) from discontinued operations, net of taxes (1)	62,351	(12,034)
Adjusted EBITDA, non-GAAP financial measure	$191,382	$195,341

(1)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers as discontinued operations.  All periods presented reflect the Hair Restoration Centers operations as discontinued operations.

(2)         The Company’s 50.0 percent interest in Hair Club for Men, Ltd. is included in the sale of the Hair Restoration Centers and is included in the presentation of discontinued operations.

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REGIS CORPORATION’S SAME-STORE SALES

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(unaudited)

	Twelve Months Ended June 30,
	2012	2011
Revenue decline, as reported (U.S. GAAP)	(2.7)%	(1.6)%
Effect of acquisitions	(0.7)	(1.1)
Effect of new stores and conversions	(1.3)	(0.6)
Effect of franchise revenues	—	—
Effect of foreign currency	—	(0.5)
Effect of closed salons	2.3	1.6
Other	(1.1)	0.3
Same-store sales, non-GAAP	(3.5)%	(1.9)%

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